Exhibit 10.34

This PUBLISHER LICENCE AGREEMENT (the “Agreement”) is made this 28th day of January, 2013 (the “Effective Date”)

Between:

(1)	IMANGI STUDIOS, LLC, a company registered under the laws of District of Columbia with its registered office at 9650 Strickland Road Suite 103-108, Raleigh, NC 27615 (the “Content Provider”); and

(2)	CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD., a company incorporated in China (Co. Number: 110000450203364) with its principal place of business at Room 1325, RUICHENG hotel, West Hill Road No. 9, Haidian District, Beijing (“iDreamsky”),

each a “Party” and, collectively, the “Parties”.

BACKGROUND

(A)	Content Provider is a game developer and is the developer and owner of “Temple Run” & “Temple Run 2”, a mobile game on the smartphone gaming platform. Content Provider also promotes games and content on Smartphones and other portable devices and similar platforms.

(B)	iDreamsky operates an online social gaming platform called Skynet and is in the business of distributing digital content by way of download to mobile devices in the Territory (as defined below). Content Provider wishes to license to iDreamsky the exclusive right to publish and make available for sale Android versions of game(s): Temple Run and Temple Run 2 in the Territory in accordance with the terms of this Agreement.

IT IS HEREBY AGREED:

1. DEFINITIONS

The following terms have the meanings set forth below:

1.1	Confidential Information: means all non-public information including, without limitation, the terms of this Agreement, any information relating to the business, products, affairs and finances of either Party or relating to its service, games (including relevant code/software), processes, know-how, users, suppliers, agents or distributors, which is designated as confidential by the relevant Party or which the other Party knows or ought reasonably to know to be confidential, whether provided by the disclosing Party or which has already come or which comes to the knowledge of the other Party, and whether in written, electronic, visual, digital, verbal or other form;

1.2	Content: means all content (digital or otherwise) including the Games and/or the Content Provider Marks, as provided by Content Provider to iDreamsky under this Agreement;

1.3	Devices: means any mobile device capable of sending or receiving telecommunication services through a wireless network, including without limitation, mobile or cellular telephones,” smartphones” or tablets now existing or developed hereafter.

1.4	End Price: means the end price at which any Game and/or its in-app purchases are offered for sale to End Users;

1.5	End Users: means any non-affiliated individual based in the Territory who purchases or downloads the Games for personal use;

1.6	Game(s): means Android versions of the game(s) listed in Exhibit A and any additional games added to this Agreement by mutual written consent of the parties, and, in each case, including any and all associated source and binary codes and files, text, information, data, graphics, images and sounds and all related Intellectual Property Rights therein. It shall also include all updates, fixes and other modifications made by iDreamsky and/or Content Provider at any time, together with all associated Intellectual Property Rights therein;

1.7	Gross Revenue: means all revenue received by iDreamsky relating to the distribution of and End User use of the Games. It is acknowledged that Gross Revenue will be comprised of but not limited to: (a) revenue actually received via ‘Sky Credits’ from in-app purchase of the Games or any content, feature or item within or around a Game on any Device or platform; (b) advertising revenue earned in connection with the Games; (c) revenue from pay-to-download purchases; and (d) such other revenue streams related to Sky Credits or the Games that may arise, less (i) any transaction costs charged to iDreamsky, (ii) any taxes incurred and/or levied, (iii) any advertising network and/or distribution channeling costs, (iv) bad debt reported by payment companies, telecoms and distribution partners;

1.8	Net Revenue: means the monies actually collected by iDreamsky from the platform and channel providers directly attributable to the distribution of the Games and Content, or in-application commerce transactions completed within the Games in the Territory;

1.9	Intellectual Property Rights: means all vested, future and contingent rights to patents, petty patents, inventions, copyright and related rights, trademarks, trade names and domain names, rights in trade dress, rights in goodwill, unfair competition rights, design rights, rights in design, topography rights, rights in computer software, mask works, database rights, rights in Confidential Information (including know-how and trade secrets), the right to sue for damages and other remedies for any infringement of any of the rights listed in this clause and any other intellectual property rights, in each case whether registered or unregistered and including renewals or extensions of such rights, and all similar or equivalent rights or forms of protection which subsist, or will subsist, now or in the future, in any part of the world;

1.10	Launch Date: means, in respect of each Game, the date on which the Parties mutually agree to launch the Game for sale to End Users in the Territory;

1.11	Content Provider Marks: means the names, trademarks, copyright, design, graphics, colours, logos, symbols, words, font and images, whether registered or unregistered, associated with Content Provider or the Games;

1.12	Platform: means Content Provider-authorized distribution channels referenced in Exhibit C to this Agreement or as added from time to time by mutual written consent of the parties. For example, Platforms may include, but not be limited to: (a) pre-loading on Android Devices; (b) Device manufacturer app stores; (c) Device operator app stores/webstores; and (d) any third party webstore/app store, BBS or other distribution channel that is complimentary to the Game and to Content Provider’s business that may arise from time to time;

1.13	Term: the Term shall commence on the Effective Date and shall continue for one (1) year unless earlier terminated in accordance with the provisions of this Agreement. The parties may choose to extend the contract by confirming the extension in a separate written agreement.

1.14	Territory: means the People’s Republic of China, Hong Kong, Macau and Taiwan.

1.15	Sky Credits: means a credit that is purchased within the Games themselves and it represents a form of revenue.

2. IDREAMSKY’S OBLIGATIONS

2.1	Localization. iDreamsky shall provide to Content Provider, at iDreamsky’s sole cost, the localization of the Games for the Territory. All localization and translation must be approved by Content Provider in writing prior to the release of the Games in the Territory.

2.2	Integration. iDreamsky will integrate the Skynet SDK (including its functions), Skynet and platform App icon and Skynet and platform Splash Screen into the Games in a timely manner, at its sole cost.

2.3	Publication. iDreamsky shall make each Game available for sale or download on the Platform. iDreamsky shall, from the Launch Date, use its best endeavours to achieve maximum sales and/or downloads of the relevant Game in the Territory. iDreamsky shall ensure that all Games commence availability for sale or download on the Platform during the first quarter of 2013 and no later. Imangi Studios shall be listed prominently on the Splash Screen and elsewhere as appropriate, or as request by Content Provider.

2.4	Marketing. iDreamsky shall comply with the following minimum promotional obligations in respect of each Game: promotion of the Game in special sections on their partner’s stores or websites; BBS marketing; soft article, microblog marketing, and cross promotion on Skynet. iDreamsky will also promote the Games with platform, channel, phone carriers and/or operators, web stores, web portals, and game shows. Provided iDreamsky obtains Content Provider’s prior written approval (including by email), iDreamsky may use limited co-branding on the Games where such co-branding is strictly necessary for the effective promotion of the Game. If Content Provider does not grant approval, then iDreamsky will not implement any additional branding not associated with Content Provider. iDreamsky undertakes to ensure that its advertising and marketing of the Content shall not reduce or diminish the reputation, image or prestige of Content Provider and/or the Games. iDreamsky shall send the text and layout of all proposed advertisements and promotional material relating to the Content to Content Provider for its prior written approval. iDreamsky shall not use any material in the advertisement or promotion of the Content which has not been approved by Content Provider. In the absence of a written notice of approval within 15 business days of receipt of these materials, the materials shall be deemed to have not been approved by Content Provider. For clarity, once Content Provider has approved the use of Content in a specific piece of marketing material, iDreamsky may thereafter release identical or similar marketing material without further approval from Content Provider, provided: (a) iDreamsky’s use of the Content closely conforms to the use initially approved by Content Provider; and (b) iDreamsky’s use complies with Content Provider’s style guide (to be provided by Content Provider). If iDreamsky intends to release marketing materials with material changes to the previously approved use or composition, iDreamsky must get Content Provider’s prior written approval for the new use. iDreamsky shall bear the costs of all advertising and promotion for the Content in the Territory.

2.5	Support. iDreamsky, at its sole cost, shall provide Content Provider with on-going guidance, advice, and consultation regarding best practices in connection with maximising revenue from the Games, opportunities to exploit the Games and business development for Content Provider in the Territory. Further, iDreamsky shall provide a dedicated account manager, with whom Content Provider will be able to contact directly.

2.6	End Price. iDreamsky shall be responsible for recommending any End Prices applicable to the Games in the Territory, subject to Content Provider’s written approval, which shall not be unreasonably withheld.

2.7	Payment Processing. iDreamsky shall be responsible for all payment processing relating to End Users. iDreamsky shall ensure that its network and payment system interface is modified in order to ensure that End Users from outside the Territory may not access the Content and access the payment system and that the payment mechanism is limited to the Territory. For the avoidance of doubt, iDreamsky shall not solicit or encourage users outside the Territory to download the Games/Content. Failure to comply with this clause 2.7 shall be a material breach of this Agreement and all revenue received by iDreamsky from sales of the Content outside the Territory shall be paid immediately to Content Provider in full without any deductions.

2.8	End Users. iDreamsky will require all End Users to agree to terms and conditions of use of the Content that: (a) require End Users to comply with Content Provider’s terms of use and privacy policies (which shall be incorporated into the Games); (b) require End Users to reside in the Territory; (c) require End Users to comply with all applicable laws in using the Content; (d) agree that the Content being supplied is only for the End User’s personal use;(e) prohibit reproduction or distribution of Content that violates applicable law; and (f) agree that all Intellectual Property Rights and other rights in the Content is reserved by the Content Provider. To the extent technically possible, iDreamsky will use its best endeavours to ensure that End Users are not able to copy, transfer or communicate the Content to the non-End Users, or in any way exploit the Content other than as allowed by this Agreement and the terms of use of the Games.

2.9	Updates. Imangi must approve any substantive updates to the Games, and must approve the timing of the release of the update.

3. CONTENT PROVIDER’S OBLIGATIONS

3.1	Delivery. Delivery shall occur once this Agreement is executed and Imangi makes available the Content of the Games. Furthermore, the parties have executed on the Source Code Agreement, which is attached as Exhibit D.

3.2	Support. Content Provider, at its sole cost, will provide any and all updated Content of the Games to iDreamsky promptly. Content Provider will provide ongoing assistance regarding bugs, fixes and updates in connection with the performance of the Games. Whenever reasonably possible, Content Provider will provide advance notice (minimum 45 days) to iDreamsky of any update of the Games and provide launch date and detail on what the update includes.

4. GRANT OF LICENSE

4.1	License to Games. In respect of each Game, Content Provider hereby grants to iDreamsky for the duration of the Term an exclusive, non-transferable, revocable license, without right of sublicense, to (a) market and promote the Game as being for sale on the Platform in the Territory; (b) to make the Games available for purchase and download by End Users in the Territory only in accordance with the terms of this Agreement; and (c) use the Games internally for the purposes of testing, servicing and supporting sales of the Games. However, the license is limited to the Games as described above and the license shall not apply to other forms of merchandizing the Content unless mutually agreed to by both parties. For the purpose of clarity, iDreamsky is permitted to sell the Games on the applicable Platforms, but in order to sell other products with the Temple Run or Temple Run 2 themes or likenesses, both parties must agree in writing.

4.2	License to Content Provider Marks. Content Provider hereby grants to iDreamsky for the duration of the Term, a non-exclusive, non-transferable, revocable license, without right of sublicense, to use the Content Provider Marks for the sole purpose of the promotion and marketing of the Games in the Territory in accordance with the terms of this Agreement as iDreamsky shall ensure that Content Provider Marks accurately follow the Style Guide, or as approved by Content Provider

4.3	Certification and Collection Societies. iDreamsky shall obtain, at its own cost, all clearances, certifications, consents and provisions (including from any relevant authorities, collection societies and other relevant third parties) that are required in connection with its exploitation of the Games, and shall pay any applicable fees and royalties to any relevant collection societies in accordance with their rules.

4.4	lnfringment. iDreamsky will regularly monitor the Territory for any unauthorized uses or misuse of any Content, or any security breach in connection with this Agreement that could compromise the security or integrity of the Content or otherwise adversely affect Content Provider. iDreamsky shall, at iDreamsky’s expense, promptly notify Content Provider and fully co-operate with Content Provider to remedy the issue as soon as reasonably practicable. Content Provider may suspend iDreamsky’s rights under this Agreement until the misuse or security breach is remedied.

4.5	Removal. Content Provider may require the removal of, or editorial revisions to, any of the Content licensed to iDreamsky under this agreement at any time. iDreamsky agrees to effect such removal or editorial revision immediately upon request. Content Provider may require iDreamsky to cease all use of any of the Content if it reasonably believes that iDreamsky’s use of this Content infringes the Intellectual Property Rights of any third party, or breaches any applicable law or regulation. In this instance, Content Provider may, at its option either: (a) provide iDreamsky with alternative Content so as to avoid the infringement; or (b) terminate this Agreement immediately on written notice in respect of the affected Content.

4.6	Ownership. Any use of the Intellectual Property Rights in the Games and/or the Content Provider Marks shall inure to the benefit of Content Provider and iDreamsky shall take no action which is inconsistent with Content Provider’s ownership thereof. iDreamsky acknowledges that the Games and Content Provider Marks are proprietary to Licensor, and that iDreamsky’s appointment under this Agreement only grants iDreamsky a limited right to distribute the Games as described herein and does not transfer any ownership right, title or interest in or to the Games, Content Provider Marks or any Intellectual Property Rights therein, to iDreamsky, End Users or any other third party. iDreamsky further acknowledges that Content Provider is, and shall remain, the owner of all right, title and interest in and to all Games, Content Provider Marks, and all Intellectual Property Rights therein. All references in this Agreement to the “purchase” of Games shall mean the obtaining of a license to use the Games, and all references to “sale”, “selling”, “resale” or “reselling” of Games shall mean the granting of a license to use the Games. Any rights in the Games not granted herein are hereby expressly reserved by Licensor. Furthermore, if Content Provider decides to obtain additional Intellectual Property Rights in the Territory, iDreamsky shall assist in a reasonable manner.

4.7	No Sequels. The license granted in Section 4, shall be limited to the Games themselves and shall no permit sequel releases, other “re-skins” or material derivatives of the Games.

4.8	The license granted within this Agreement shall be limited to allow iDreamsky to develop Android versions of Temple Run and Temple Run 2 for sale and download within the Territory.

5. RESTRICTIONS ON LICENSE.

5.1	Publicity. iDreamsky may not use Content Provider’s name, logo, trademark, trade name or service mark except in accordance with this Agreement. Content Provider shall have reasonable review rights of iDreamsky talking points related to the Games.

5.2	Reverse Engineering and Modification. iDreamsky may not, under any circumstances: (a) use the Games to construct any product to compete with the Game; (b) issue more than one license to the Game to End Users; (c) use the Games for its own internal business operations other than as described in clause 4.1(c); (d) customize, modify, enhance or change the Games other than as expressly permitted in this Agreement and/or (e) decompile, disassemble or otherwise attempt to discover the Games’ source code. Any attempts to reverse-engineer, copy, clone, modify or alter the Games in any way is strictly prohibited and shall constitute a material breach of this Agreement.

5.3	No Sub-Licensing. iDreamsky shall not infringe any moral rights that subsist in respect of the Content. iDreamsky shall not grant sub-licences, in whole or in part, of any of the rights granted under this agreement, or sub-contract any aspects of exploitation of the rights licensed to it, without Content Provider’s prior written consent. However, iDreamsky may grant sub-licences to End Users to use the Games on terms that prohibit those End Users from granting any further sub-licence. iDreamsky may not change, amend or develop the Games in any way without Content Provider’s prior written consent.

5.4	Promotional Links. iDreamsky may connect or link Games to internal promotional resources that includes products and games that is licensed to or owned by iDreamsky. Content provider may also include promotion links and games to promote products and games that is own by content provider that is not licensed to competitor of iDreamsky within the territory.

5.5	iDreamsky shall not release any mobile game application in the genre of “3D endless runner game” that directly competes with the currently available versions of the Games within one-hundred eighty (180) days after the launch Date.

6. CONSIDERATION

6.1	Minimum Guarantee. In consideration for the licence granted by Content Provider to iDreamsky pursuant to clause 4 above, iDreamsky guarantee content provider to earn no less than [****]† for the first annum through iDreamsky. The Minimum Guarantee shall be paid quarterly according to the schedule on Exhibit B.

6.2	Revenue Share. From the launch Date, iDreamsky shall pay Content Provider [****]†% of Net Revenue during the Term (the “Revenue Share”).

6.3	Recouping Fees. The parties agree and acknowledge that iDreamsky may recoup the Minimum Guarantee in full from Net Revenue prior to making Content Provider any payments pursuant to clause 6.2. The right for iDreamsky to recoup the Minimum Guarantee shall not, nor be deemed to, diminish or negatively impact Content Provider’s right to receive any Revenue Share payments under this clause 6 or otherwise under this Agreement whatsoever. Immediately following the recoupment of the Fee in full from Gross Revenue, the obligation to begin making Revenue Share payments to Content Provider as set out in clause 6.2 shall apply.

6.4	Reports. Within 30 days after the end of each calendar month, iDreamsky will deliver by email to Content Provider full, complete and accurate statements in relation to Gross Revenue and all amounts received by iDreamsky from third parties relating to the Content, setting out the amount of Revenue Share payable to Content Provider under clause 6.2 for such period.

6.5	Payment. Upon receipt of the relevant statement, Content Provider shall invoice iDreamsky for the amount owed to it by way of Revenue Share or otherwise. iDreamsky shall pay the total aggregate Revenue Share due to Content Provider in relation to the relevant period within 30 days of the date of invoice. All payments shall be made by BACS or such other telegraphic transfer method approved by Content Provider in US dollars to such account as nominated by Content Provider in writing from time to time. All sums payable hereunder are exclusive of value added tax or other comparable sales tax, which shall be the sole responsibility of iDreamsky.

6.6	Audit Rights. iDreamsky shall, during the Term and for a period of 5 years thereafter, maintain accurate and complete books and records at iDreamsky’s headquarters that will enable Content Provider to determine the Gross Revenue and Revenue Share and any other amounts affecting these categories, if applicable. Upon reasonable notice, but in no case less than 10 days, Content Provider and its agents may, not more than once per year, examine books and records of iDreamsky related to this Agreement. All information to which such agent is provided access during such examination shall be deemed Confidential Information. In the event such examination demonstrates an actual underpayment by iDreamsky for the period audited in excess of 5% of amounts paid to Content Provider for the audited period, iDreamsky shall pay all actual fees associated with the examination and will reimburse such underpayment plus interest calculated at a rate of 1.5% per month. In all other instances, Content Provider shall pay all expenses of the audit. No records for a particular period shall be audited more than once.

7. TERMINATION

7.1	This Agreement may be terminated:

7.1.1	By the non-breaching party fifteen (15) days after notifying the breaching party of their breach of any material term or condition of this agreement provided the breaching party does not cure the breach within that time;

†	This portion of the Publisher Licence Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

7.1.2	By either party if the other party (a) becomes insolvent or is unable to meet its debts as they mature, (b) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors, (c) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any applicable statute relating to bankruptcy, arrangement or reorganization, (d) shall be adjudicated a bankrupt or shall make an assignment for the benefit of its creditors generally, (e) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, or (f) any such receiver or trustee shall be appointed and shall not be discharged within thirty (30) days after the date of such appointment;

7.1.3	By iDreamsky with 15 days written notice to the other party in the event that: (a) if Content Provider delays any initial estimated delivery time in Exhibit A more than 30 days, (b) Content Provider launches more than one (1) update of any individual Game without proper notice to iDreamsky, (c) Content Provider re-licenses Games to other competitors and the Games are made available within the Territory, (d) it is proven that Content Provider does not have the right to endorse this Agreement, or (e) Content Provider does not respond to iDreamsky for more than 30 days. In the event of such termination, Content Provider shall be required to refund iDreamsky any advance payment that has not been offset. Revenue share paid or not paid are not affected by this termination; or

7.1.4	Upon either party providing to the other party written notice of termination at least thirty (30) but not more than ninety (90) days prior to the Renewal Date. If either party cancels the contract for reasons of convenience, then the other party will have 15 days in which to respond and try and remedy any issues presented by the party that has initiated the cancelation. If after the 15 days there is not an agreement amongst the parties to continue the Agreement then it will be canceled.

7.2	Upon termination of this Agreement for whatever reason (or at any other time upon request by either parties), both parties agree to destroy or return any materials which are proprietary to the other party or which contain, encompass or are based on the Games and/or the party’s Marks and, if applicable, shall furnish evidence acceptable to the party that such destruction has occurred.

7.3	If this Agreement is terminated early by Content Provider for convenience, then Content Provider shall refund to iDreamsky any Minimum Guarantee already paid but not yet recouped for relevant Game(s) by iDreamsky to the Content Provider pursuant to Clause 6.1. For clarity, no refund shall be owed in the event this Agreement is terminated early by iDreamsky for any reason or due to material breach by either party.

7.4	Upon termination of this Agreement for whatever reason, Content Provide shall allow iDreamsky a grace period of no less than three (3) month for iDreamsky to discontinue the sales of the Games on Platforms iDreamsky is distributing the Games on. For clarity, iDreamsky shall take all reasonable efforts to wind up the sales of the Games as promptly as possible following the termination of this Agreement and may not use the sell-off period as a de-facto extension of the Term.

7.5	Termination of this Agreement, however it arises, shall not affect or prejudice the accrued rights of the Parties as at termination or the continuation of any provision expressly stated to survive, or implicitly surviving, termination.

7.6	Clauses 4, 5, 6, 7, 8 and 9 and any other terms of this Agreement which, by virtue of their content, require or contemplate performance by the Parties after termination of this Agreement shall survive termination of this Agreement and will be enforceable notwithstanding such termination.

8. WARRANTIES, INDEMNITIES, LIMITATION OF LIABILITY AND INSURANCE

8.1	Mutual Warranties. Each Party warrants to the other that: (a) it has full power and authority to enter into and perform its obligations under this agreement and (b) it is duly organized and in good standing in the country or state of its formation.

8.2	Content Provider Warranties. Content Provider warrants that the Content conform to and is in compliance with all applicable laws including but not limited to copyright, trademark, patents and other intellectual property laws and does not infringe the any property or proprietary rights, including but not limited to intellectual property rights of any third party or contain any material which may constitute a criminal offence or give rise to civil liability. Furthermore, Content Provider warrants that the Content is not knowingly libelous and does not contain any text, graphic, music, sound, art, multimedia work and/ or other material, information and/or data which: (a) promotes or encourages defamation, theft, fraud, drug- trafficking, money-laundering or terrorism; (b) incites violence, sadism, cruelty or racial or religious hatred; (c) contains blatant bigotry; or (d) promotes, encourages and/ or facilitates prostitution, paedophilia and any unnatural acts of a carnal nature.

8.3	iDreamsky Warranties. iDreamsky represents, warrants and undertakes to Content Provider that its use and distribution of the Content and/or materials promoting such Content (a) will not infringe any third party’s Intellectual Property Rights, statutory or common law rights of any third party; (b) will not be defamatory, libellous, obscene or otherwise unlawful; (c) will not violate any applicable law, statute or subordinate legislation; and (d) will not contain any viruses, Trojan horses, worms, time bombs or other computer programming routines that are intended to damage, detrimentally interfere with or intercept or expropriate any system, data or personal information.

8.4	End User Privacy. Both Parties will comply with all applicable data privacy laws and will not use, disclose, or transfer across borders Personal Data except as necessary to perform under this Agreement. “Personal Data” means any information that is processed during the exploitation of the Games that may identify an individual End User. The parties will use commercially reasonable efforts to protect the privacy and legal rights of End Users. If the End Users provide either party with, or if the Games accesses or uses, user names, passwords, or other login information or personal information, the receiving party must make the End Users aware that the information will be available to the receiving party, and the receiving party must provide legally adequate privacy notice and protection for those End Users. Further, Games may only use that information for the limited purposes for which the End User has given the receiving party permission.

8.5	Indemnification. At the request of Content Provider and at iDreamsky’s own expense, iDreamsky shall provide all reasonable assistance to enable Content Provider to resist any claim, action or proceedings brought against Content Provider relating to the Games. iDreamsky agrees to defend, indemnify and hold harmless Content Provider, its parents, subsidiaries, affiliates, employees, officers, directors, representatives and/or agents from and against any and all claims, damages, suits and/or costs including, but not limited to, reasonable attorneys’ fees in connection with and arising out of (a) any breach by iDreamsky of its warranties and/or obligations under this Agreement; (b) any claim in any form by third parties relating to or arising from iDreamsky’s promotion, products, services, or its distribution network or partners; or (c) as a direct or indirect result of any negligent act (including negligent statements) or omission which may be made by iDreamsky. Content Provider shall indemnify and hold harmless iDreamsky, from and against any and all costs, claims, demands, actions, proceedings, damage, liability, loss or expense arising from any act or omission of the Content Provider.

8.6	LIMITATIONS ON LIABILITY. A PARTY SHALL NOT BE LIABLE TO THE OTHER FOR (A) DIRECT OR INDIRECT LOSS OF PROFITS; (B) INDIRECT OR CONSEQUENTIAL DAMAGES; AND (C) ANY BREACH OF THE AGREEMENT RESULTING FROM FORCE MAJEURE, PROVIDED THAT THE AFFLICTED PARTY COMPLIES WITH THE PROVISIONS OF CLAUSE 8. NOTHING IN THIS AGREEMENT SHALL OPERATE TO EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR: (A) DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE; (B) FRAUD; OR (C) ANY OTHER LIABILITY WHICH CANNOT BE EXCLUDED OR LIMITED UNDER APPLICABLE LAW.

8.7	DISCLAIMER. CONTENT PROVIDER PROVIDES OR MAKES AVAILABLE THE GAMES AND ALL CONTENT ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, CONTENT PROVIDER DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE PERFORMANCE OF THE GAMES INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, AND ANY WARRANTY OF CONTINUOUS, UNINTERRUPTED, BUG-FREE, SECURE, VIRUS-FREE OR ERROR-FREE OPERATION, ACCESSIBILITY OR USE. WITHOUT LIMITING THE FOREGOING, CONTENT PROVIDER DOES NOT ENSURE CONTINUOUS, ERROR-FREE, BUG FREE, SECURE OR VIRUS-FREE USE, ACCESS, AVAILABILITY OR OPERATION OF THE GAMES.

8.8	INSURANCE. iDreamsky shall, at its sole expense, throughout the Term of this Agreement maintain Commercial Liability Insurance to include contractual liability, products/completed operations liability, and cross-liability (which must be maintained for three (3) years following the termination of the Agreement) with minimum limits of 2,000,000 USD written on an occurrence form basis.

9. GENERAL PROVISIONS

9.1	Confidentiality. Each Party shall treat as confidential all information originating from the other Party which qualifies as Confidential Information. Neither Party shall disclose Confidential Information save as may be required by law or as necessary to perform the obligations under this Agreement. Within 10 days of the termination of the Agreement, each Party will return all Confidential Information to the rightful owner.

9.2	Force Majeure. Neither Party shall be liable to the other Party for any loss or damage or be deemed to be in breach of this Agreement to the extent that performance of such Party’s obligations or attempts to cure any breach under this Agreement are delayed or prevented as a result of any event or circumstance beyond its reasonable control including, without limitation, war, invasion, act of foreign enemy, terrorism, hostilities, civil war or rebellion (whether war be declared or not), strike, lockout or other industrial dispute, power failure or act of God, provided that the afflicted Party promptly notifies the other Party of the occurrence of an event of force majeure. If the force majeure lasts more than thirty (30) days, and it materially impacts upon a Party’s ability to perform its obligations hereunder, the other Party may terminate this Agreement for convenience by providing to the other Party written notice to such effect. Each Party acknowledges that the operation of the other Party’s website and services may be interfered with by factors outside of a Party’s control.

9.3	Notices and Contact Information. All notices and correspondence between the Parties shall be written and sent by fax with confirmation of delivery, by email with return receipt, in person, by mail (postage prepaid requiring return receipt) or by overnight courier, with copy of all legal notices to Hughes Media Law Group, PLLC, 2003 Western Ave., Ste 360, Seattle, WA 98121, and with a copy to Harrison and Devins, P.A., 8524 Six Forks Rd., Ste 103, Raleigh, NC 27615.

9.4	No Partnership or Joint Venture. Content Provider and iDreamsky enter into this Agreement as independent contractors. Nothing in this Agreement shall or operate to give, grant or permit iDreamsky any authority to assume, create, or expand any obligation or commitment on behalf of Content Provider nor shall iDreamsky represent itself as having the authority to bind Content Provider in any manner whatsoever.

9.5	Entire Agreement. This Agreement, together with any documents referred to in it (if any), constitutes the entire agreement and understanding between the Parties relating to the subject matter hereof, and supersedes any previous agreements, or understanding between the Parties, oral or written, with respect to such subject matter (which shall be deemed to have been terminated by mutual consent).

9.6	Severability. If any provision in this Agreement is held to be illegal or unenforceable, no other provision of this Agreement will be affected.

9.7	No Variation. No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

9.8	Waiver. Failure or delay on any occasion by Content Provider to enforce any term or condition of this Agreement will not prevent or bar enforcement on any other occasion.

9.9	Assignment. iDreamsky shall not, and shall not purport to, assign, transfer, sub-contract or convey in any other manner to any third party the benefit and/or the burden of this Agreement without the prior written consent of Content Provider.

9.10	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles, and the parties irrevocably agrees to submit to the exclusive jurisdiction of the courts sitting in New York City, New York, USA.

9.11	Counterparts. This Agreement and any amendment hereto may be signed in counterparts by original signature or authorized electronic signature (e.g. DocuSign, EchoSign or any other widely-accepted form of electronic signature) and each counterpart shall be considered as part of the original.

9.12	Original Agreement/Language. English is the original language of this Agreement and all terms should be interpreted as they are written in English. The English version of this Agreement will control in the event of differences or discrepancies with translated version of the Agreement.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SIGNED by:

Date and Place:

For and on behalf of iDREAMSKY

/s/ Ko Jeffrey Lyndon

CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD.

SIGNED by: Ko Jeffrey Lyndon / EVP and Co-founder

Date and Place: 28-1-2012, Raleigh, NC, USA

For an on behalf of CONTENT PROVIDER

/s/ Keith Shepherd

Company Name: Imangi Studios, LLC

North Caroline

Wake County

I, Walter J. Devins, a Notary Public for said County and State, do hereby certify that Keith Shepherd is the President of Imangi Studios, LLC and he and personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this the 28 day of January, 2013

(Official Seal) /s/ Walter J. Devins

Notary Public

My commission expires September 1, 2016

[Chop of Walter J. Devins Notary, Wake County, NC is affixed.]

EXHIBIT A (“The Games”)

Game Title	Minimum Guarantee

Temple Run	[****]†

Temple Run 2

†	This portion of the Publisher Licence Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT B (“Payment Schedule(s)”)

Payments of the Minimum Guarantee will be made quarterly, with the first payment of [****]† due on February 15th, 2013, the second payment of [****]† due on May 15th, 2013, the third payment of [****]† due on August 15th, 2013, and the fourth and final payment of [****]† due on November 15th, 2013.

†	This portion of the Publisher Licence Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT C (“Launch Standard”)

Version	Estimate Time of Delivery	Notes
iDreamsky Version		For China Mobile, China Telecom, Web Distribution and licensed preload** Fill detail platforms and channels

Content listed out in Product Document		For marketing, submission and documentation.

Detail requirement for each version can be found on the iDreamsky FTP folder for each developer. China Telecom and China Mobile requirement might change over time base on the request of China Mobile and China Telecom. Requirement might also be change over time base on territory government requirement and regulations.

EXHIBIT D (“Source Code Agreement”)

CONFIDENTIAL

SOURCE CODE ACCESS AGREEMENT

This Source Code Access Agreement (“Agreement”) is made on the 28th day of January 2013 (“Effective Date”) by and between Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd., with its principal office at Room 1325, Ruicheng Hotel, West Hill Road No. 9, Haidian District, Beijing (“iDreamsky”) and Imangi Studios, LLC, with its principal office at 9650 Strickland Road, Suite 103-108, Raleigh, NC, USA 27615 (“Imangi”)

1.	DEFINITIONS

1.1 “Provided Technology” means, collectively, any and all technical or commercial materials, information and documents, including without limitation, software and related documentation, of Imangi provided or made available to iDreamSky under this Agreement.

2.	ACCESS AND USE

2.1 Subject to the terms and conditions of this Agreement, Imangi agrees that iDreamsky may use, copy and modify the source code and other source materials and documentation of Temple Run and Temple Run 2 as provided by Imangi under this Agreement, for the purpose of reviewing, planning for and developing the iDreamsk.y version of such application based on the applications Temple Run and Temple Run 2 which will be developed for the People’s Republic of China, Hong Kong, Macau, and Taiwan markets. (“Purpose”)

2.2 Imangi will provide or allow access to Provided Technology to iDreamSky during the term of this Agreement. iDreamSky agrees that such access may be by way of password-accessible secure login to an Imangi network account. Imangi shall at all times have the right to request the return of all or any portion of the Provided Technology, and iDreamSky agrees to promptly comply with any such request.

2.3 iDreamSky shall not copy, reverse engineer, reverse compile, or disassemble the Provided Technology in any manner except solely as necessary for the Purpose. In no event may iDreamSky disclose, distribute, publish, export, re-export, sublicense, sell, rent, lease or commercialize the Provided Technology in any manner.

3.	OWNERSHIP

The Provided Technology and any Confidential Information (defined below) of Imangi, and all rights therein, including without limitation, any intellectual property rights relating thereto, are owned solely by Imangi and/or its licensors. The Confidential Information of iDreamSky, and all rights therein, including without limitation, any intellectual property rights relating thereto, are owned solely by iDreamSky and/or its licensors.

CONFIDENTIAL

4.	CONFIDENTIALITY

4.1 To facilitate the Purpose, it may be necessary and desirable that a party (“Disclosing Party”) disclose to the other party (“Receiving Party”) technical and/or commercial materials, information and/or documents relating to its business, products, processes, trade secrets, techniques and know-how (“Confidential Information”). Each Disclosing Party shall attempt to mark Confidential Information disclosed hereunder with an appropriate notice of “Confidential” or “Proprietary”, provided that Receiving Party agrees that any information received from Disclosing Party that reasonably appears to be proprietary to Disclosing Party shall be deemed Confidential Information regardless of the lack of any such notice. For clarity, the Provided Technology and any information or materials related thereto shall automatically be deemed Confidential Information of Imangi.

4.2 Receiving Party shall keep the Confidential Information of the Disclosing Party strictly confidential and shall not disclose it to third parties (including but not limited to its subsidiaries, parent or affiliated companies or any contractors or consultants of Receiving Party) without the prior written permission of Disclosing Party. Confidential Information received by Receiving Party hereunder shall not be used for any purpose other than as described in the Purpose without the prior written permission of the Disclosing Party. Receiving Party shall restrict access to Confidential Information received from Disclosing Party to only those of its employees to whom such access is necessary for carrying out the Purpose, provided (i) each such employee has agreed in writing to obligations of confidentiality and non-use with respect to the Confidential Information at least as protective as those contained in this Agreement and (ii) each such employee is informed of the obligations undertaken by Receiving Party as set forth in this Agreement.

4.3 Neither Receiving Party, nor Receiving Party’s employees or agents, shall sell, transfer, publicly disclose, display or otherwise make available to third parties any portion of the Confidential Information of the Disclosing Party. Receiving Party agrees to secure and protect the Confidential Information of Disclosing Party with the same degree of care that Receiving Party uses to secure and protect its own most valuable confidential and proprietary information, and to take all reasonably appropriate actions with its employees or agents who are permitted access thereto, to satisfy its obligations hereunder. Upon discovery of any unauthorized possession, use or knowledge of the Confidential Information arising out of Receiving Party’s possession of the Confidential Information, Receiving Party shall promptly notify Disclosing Party of the same and shall use best efforts to cooperate with Disclosing Party to regain possession or prevent further unauthorized use of such Confidential Information.

4.4 Notwithstanding anything in this Section 4, Receiving Party shall not be obligated to maintain in confidence any information of Disclosing Party which: (i) is in the public domain at the time of disclosure or later becomes part of the public domain through no fault of Receiving Party; or (ii) was known to Receiving Party without an obligation of confidentiality prior to disclosure by Disclosing Party, as proven by the written records of Receiving Party; or (iii) is disclosed to Receiving Party by a third party who did not obtain such information, directly or indirectly, from Disclosing Party.

CONFIDENTIAL

4.5 If and to the extent the terms of this Agreement conflict with the terms of any nondisclosure agreement or similar agreement between the parties, this Agreement shall prevail with respect to the Confidential Information disclosed pursuant to this Agreement.

5.	SECURITY OF SOURCE CODE

5.1 In addition to the general obligations set forth in Section 4, iDreamSky shall take at the least the following measures in this Section 5 to protect any source code, source materials or source-related documentation that may be included in Provided Technology (“Source Code”).

5.2 iDreamSky shall (i) at all times maintain the Source Code and any copies thereof in a secure fashion inaccessible to unauthorized persons and (ii) take all reasonable measures to protect the Source Code from theft or unauthorized access, reproduction, distribution, disclosure, dissemination or use, which measures shall be no less stringent than the measures employed by iDreamSky at that time to protect the security of iDreamSky proprietary source code.

5.3 Imangi shall:(i) not transfer or permit the transfer of soft copies of the Source Code across any external Internet link; (ii) not remove, or permit the removal of, any copy of the Source Code from iDreamSky premises without prior written consent of Imangi; and (iii) in no event remove the Source Code from the premises of iDreamSky except on encrypted mobile storage devices or other encrypted media, and any encryption required by this Section 5 shall conform to the current industry standards for strong encryption, and in any event not less than 128-bit encryption (though where transfer of 128 bit encryption is not permitted under applicable law, the strongest encryption permitted to be transferred under such applicable law).

5.4 Upon its discovery of any unauthorized possession, use or knowledge of, or any unauthorized access to, or of any theft or loss of, any copies of the Source Code arising out of iDreamSky possession of the Source Code, iDreamSky shall immediately notify Imangi of the same and shall use best efforts to cooperate with Imangi to regain possession and/or prevent further unauthorized use of the Source Code.

6.	NOTICES AND CONTACT PARTY

All notices required by this Agreement must be in writing and delivered, via United States mail, postage prepaid, overnight courier or facsimile. Unless otherwise indicated, notices to a party shall be delivered to the address first set forth above. Notice will be deemed effective upon receipt.

iDreamSky:	Imangi Contact:
Name: Ko Jeffery Lyndon Fax: 86-755-86530126 E-mail: jeff.lyndon@idreamsky.com	Name: Keith Shepherd Fax: (919) 676-9420 E-mail: kshep@imangistudios.com

CONFIDENTIAL

7.	LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, REVENUE, SALES, DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, PROPERTY DAMAGE, PERSONAL INJURY, INTERRUPTION OF BUSINESS, LOSS OF BUSINESS INFORMATION OR FOR ANY SPECIAL, DIRECT, INDIRECT, INCIDENTAL, ECONOMIC, COVER, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND WHETHER ARISING UNDER CONTRACT, TORT, NEGLIGENCE, OR OTHER THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT THAT CERTAIN JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY, BUT MAY ALLOW LIABILITY TO BE LIMITED, IN SUCH CASES, EACH PARTY’S LIABILITY SHALL BE LIMITED TO ONE THOUSAND UNITED STATES DOLLARS.

8.	TERM AND TERMINATION

8.1 This Agreement shall commence on the Effective Date and shall continue until terminated by the parties in accordance with this Section 8.1. iDreamSky may terminate this Agreement for cause by providing ten (10) days prior written notice to Imangi. Imangi may terminate this Agreement for cause by providing ten (10) days prior written notice to iDreamSky. Unless extended with a written agreement signed by both parties, this Agreement and the rights associated within will terminate six (6) months after the execution of this Agreement.

8.2 Within five (5) days after termination of this Agreement, (i) iDreamSky shall destroy or return to Imangi, as instructed by Imangi, the Provided Technology and Confidential Information of Imangi and all copies or extracts thereof in its possession or control (including all physical and electronic copies) and (ii) Imangi shall destroy or return to iDreamSky, as instructed by iDreamSky, the Confidential Information of iDreamSky and all copies or extracts thereof in its possession or control (including all physical and electronic copies. Sections 3, 4, 7, 8.2, and 9 shall survive the termination of this Agreement.

9.	GENERAL

9.1 Entire Agreement. This Agreement is the entire agreement between the parties relating to the Provided Technology and supersedes any prior representations, communications, undertakings, or discussions relating to the Provided Technology. No terms in any purchase order, click-through agreement or other forms shall apply with respect to the Provided Technology, even if such forms are accepted by either party. This Agreement may only be modified by a writing signed by both parties.

CONFIDENTIAL

9.2 Assignment. This Agreement may not be assigned in whole or in part by a party without the prior written consent of the other party.

9.3 Governing Law. This Agreement is governed by the laws of the State of North Carolina without regard to its conflict of law principles. The United Nations Convention on Contracts for Sale of International Goods does not apply to this Agreement. The parties agree that any action at law or in equity arising out of or relating to this Agreement shall be filed only in the state or federal courts located in Raleigh, North Carolina. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

9.4 Independent Contractors. Each party will be deemed to have the status of an independent contractor with respect to the other party. Nothing in this Agreement will be deemed to place the parties in the relationship of employer-employee. principal-agent, partners or joint ventures.

9.5 Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of that or any other provision of this Agreement

9.6 Severability. If any provision contained in this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will, nevertheless, be binding and enforceable, and the parties agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.

9.7 Publicity. Neither party shall release or publish news releases, public announcements, advertising, or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval by the other party, which approval may be withheld for any reason.

9.8 Counterparts. This Agreement may be executed by manual, facsimile or electronic signature in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument Facsimile or electronic signatures shall hold the same force and effect as an original signature for purposes of binding the parties to this Agreement.

9.9 Original Agreement/Language. English is the original language of this Agreement and all terms should be interpreted as they are written in English. The English version of this Agreement will control in the event of differences or discrepancies with translated version of the Agreement.

CONFIDENTIAL

IN WITNESS WHEREOF an authorized representative of each party has caused this Agreement to be executed as of the Effective Date.

Chuangmeng Wuxian (Beijing) Information & Technology Co., Ltd.		Imangi Studios, LLC
By:	/s/ Ko Jeffery Lyndon	By:	/s/ Keith Shepherd
	Name: Ko Jeffery Lyndon Title: Vice President		Name: Keith Shepherd Title: President

North Carolina

Wake County

I, Walter J. Devins, a Notary Public for said County and State, do hereby certify that Keith Shepherd is the President of Imangi Studios, LLC and he personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this the 28 day of January, 2013

(Official Seal)	/s/ Walter J. Devins

Notary Public

My commission expires September 1, 2016

[Chop of Walter J. Devins Notary, Wake County, NC is affixed.]

AMENDMENT NUMBER ONE TO PUBLISHER LICENSE AGREEMENT

This Amendment Number One (“Amendment”) is entered into as of March 26, 2013 (“Amendment Effective Date”) by between CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD., a company incorporated in China (Co. Number: 110000450203364) with its principal place of business at Room 1325, RUICHENG hotel, West Hill Road No. 9, Haidian District, Beijing (“iDreamsky”), and Imangi Studios, LLC, a District of Columbia Limited Liability Company with offices at 9650 Strickland Road Suite 103-108, Raleigh, NC 27615. (“Imangi”).

RECITALS

A.	iDreamsky and Imangi are parties to that certain Agreement between iDreamsky and Imangi effective as of the date 28th of January, 2013 (“Agreement”).

B.	iDreamsky and Imangi desire to revise the Agreement in order to clarify certain language.

NOW, THEREFORE, with the foregoing background hereinafter incorporated by reference, the parties hereto, intending to be legally bound, hereby agree as follows:

AMENDMENT

1.	Amendments.

1.1	Amendment of Section 7. A new Section 7.1.4 will replace the current Section 7.1.4 in its entirety and is hereby amended as follows:

Upon either party providing to the other party written notice of termination of at least thirty (30) days, but this notice shall not be effective if provided during the ninety (90) days prior to the Renewal Date. If either party cancels the contract for reasons of convenience, then the other party will have 15 days in which to respond and try and remedy any issues presented by the party that has initiated the cancelation. If after the 15 days there is not an agreement amongst the parties to continue the Agreement then it will be canceled.

1.2	Amendment of Section 5. Section 5 is hereby amended by adding a new subsection 5.6 as follows:

iDreamsky is hereby authorized to distribute the authorized Imangi games as described in Exhibit E. Exhibit E will remain in full force and effect so long as this Agreement is valid or as otherwise stated in Exhibit E, but will no longer be in full force and effect when this Agreement is terminated.

2.	Incorporation and Reaffirmation. This Amendment shall amend and is incorporated into and made part of the Agreement and shall be effective for the period from the Amendment Effective Date until the date of termination of the Agreement. To the extent that any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Agreement, the terms and provisions of this Amendment shall control. Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Agreement are hereby ratified and continue unchanged and shall remain in full force and effect.

3.	Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, trustees, representatives, successors and permitted assigns.

4.	Severability. The provisions of this Amendment are to be deemed severable and the invalidity, illegality or unenforceability of one or more of the provisions of this Amendment in any jurisdiction shall not affect the validity, legality or enforceability of the remaining provisions of this Amendment in such jurisdiction, or the validity, legality or enforceability of this Amendment, including any such provision, in any other jurisdiction.

5.	Headings. The headings of any section or paragraph of this Amendment are for convenience of reference only and shall not be used to interpret any provision of this Amendment.

6.	Execution by Counterparts and Facsimile/PDF. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signature submitted by facsimile or PDF shall also bind the Parties hereto.

IN WITNESS WHEREOF, this Amendment is duly executed by the undersigned as of the date first written above.

CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD.

By:	/s/ Chen Xiangyu

Print Name: Chen Xiangyu

Date: March 26, 2013

Imangi Studios, LLC

By:	/s/ Keith Shepherd

Print Name: Keith Shepherd

Date: March 26, 2013

EXHIBIT E (“Authorization Letter”)

Information about the Content Provider

Content Provider: Imangi Studios, LLC

Legal representative: Keith Shepherd

Information about iDreamsky

Licensee: CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD.

Legal representative: Michael Chen

1.	Licensed product (Games)

Temple Run 1 and Temple Run 2 for use as an application on the mobile platform (Android)

2.	Scope of authorization

Exclusive distribution right of Greater People’s Republic of China (including Hong Kong SAR, Macau SAR and Taiwan)

3.	Term of authorization

From the Effective Date and for a period equal to the Term, as defined in Section 1.13 of the Publisher License Agreement. This authorization may be renewed in accordance with the Publisher License Agreement. This Authorization Agreement is entered into by and between the Content Provider and iDreamsky for the release and operating of the Games in the Chinese market within the scope of the authorization

Imangi Studios, LLC		iDreamsky Signature

/s/ Keith Shepherd		/s/ Chen Xiangyu

Date:	March 26, 2013	Date:	March 26, 2013

AMENDMENT NUMBER TWO TO PUBLISHER LICENSE AGREEMENT

This Amendment Number Two (“Amendment”) is entered into as of February 15, 2014 (“Amendment Effective Date”) by between CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD. a company incorporated in China (Co. Number: 110000450203364) with its principal place of business at Room 1325, RUICHENG hotel, West Hill Road No. 9, Haidian District, Beijing (“iDreamsky”), and Imangi Studios, LLC, a District of Columbia Limited Liability Company with offices at 9650 Strickland Road Suite 103-108, Raleigh, NC 27615. (“Imangi”).

RECITALS

A.	iDreamsky and Imangi arc parties to that certain Agreement between iDreamsky and Imangi effective as of the date 28th of January, 2013 (“Agreement”) and The Amendment No. 1 to The Publisher License Agreement as of March, 2013.

B.	iDreamsky and Imangi desire to revise the Agreement in order to clarify certain language.

NOW, THEREFORE, with the foregoing background hereinafter incorporated by reference, the parties hereto, intending to be legally bound, hereby agree as follows:

AMENDMENT

1.	Amendments.

1.1	Amendment of Section 1.13. A new Section 1.13 will replace the current Section 1.13 in its entirety and is hereby amended as follows:

The Term shall commence on the Effective Date and shall continue for (2) years unless earlier terminated in accordance with the provisions of this Agreement. The parties may choose to extend the contract by confirming the extension in a separate agreement or amendment.

2.	Incorporation and Reaffirmation. This Amendment shall amend and is incorporated into and made part of the Agreement and shall be effective for the period from the Amendment Effective Date until the date of termination of the Agreement. To the extent that any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Agreement, the terms and provisions of this Amendment shall control. Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Agreement are hereby ratified and continue unchanged and shall remain in full force and effect.

3.	Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, trustees, representatives, successors and permitted assigns.

4.	Severability. The provisions of this Amendment are to be deemed severable and the invalidity, illegality or unenforceability of one or more of the provisions of this Amendment in any jurisdiction shall not affect the validity, legality or enforceability of the remaining provisions of this Amendment in such jurisdiction, or the validity, legality or enforceability of this Amendment, including any such provision, in any other jurisdiction.

5.	Headings. The headings of any section or paragraph of this Amendment are for convenience of reference only and shall not be used to interpret any provision of this Amendment.

6.	Execution by Counterparts and Facsimile/PDF. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signature submitted by facsimile or PDF shall also bind the Parties hereto.

IN WITNESS WHEREOF, this Amendment is duly executed by the undersigned as of the date first written above.

CHUANGMENG WUXIAN (BEIJING) INFORMATION & TECHNOLOGY CO., LTD.

[Company Seal is affixed.]

By:	/s/ Chen Xiangyu
Print Name: Chen Xiangyu

Date:

Imangi Studios, LLC

By:	/s/ Keith Shepherd
Print Name: Keith Shepherd

Date: February 15th, 2014